Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Thayer Ventures Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share (Primary Offering)(2)	Other	15,800,000	$10.17	(5)	$160,686,000	(5)	$0.0000927	$14,896
Equity	Class A Common Stock, par value $0.0001 per share (Secondary Offering)(3)	Other	16,025,384	$10.17	(5)	$162,978,156	(5)	$0.0000927	$15,109
Equity	Warrants to purchase Class A Common Stock (Secondary Offering)(4)(6)	Other	7,175,000					$0.0000927	(6)
	Total Offering Amounts					$323,664,156			$30,005
	Total Fee Offsets
	Net Fee Due					$323,664,156			$30,005

(1)

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of common stock of Thayer Ventures Acquisition Corporation (“Thayer”) that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Thayer’s common stock, as applicable.

(2)

Consists of 15,800,000 shares of Class A common stock, par value $0.0001 per share (“Thayer Class A Common Stock”), of Thayer issuable upon the exercise of (i) 7,175,000 warrants initially sold by Thayer to Thayer Ventures Sponsor LLC in a private placement that closed concurrently with the Thayer’s initial public offering (“Private Warrants”) and (ii) 8,625,000 warrants issued in Thayer’s initial public offering. In connection with the closing (the “Closing”) of Thayer’s business combination with Inspirato LLC (“Inspirato”), each share of Thayer Class A Common Stock will be reclassified as a share of Class A common stock, par value $0.0001 per share, of the post-combination company (“Combined Company Class A Common Stock”).

(3)

Consists of the following shares of common stock registered for resale by the selling securityholders named in the prospectus included in this registration statement: (i) 7,175,000 shares of Thayer Class A Common Stock that may be issued upon exercise of the Private Warrants; and (ii) 8,850,384 shares of Thayer Class A Common Stock that certain of the selling securityholders have committed to purchase immediately prior to the Closing (the “PIPE Shares”).

(4)	Represents the resale of 7,175,000 Private Warrants.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of Thayer’s Class A Common Stock as reported on January 28, 2022, which was approximately $10.17 per share.

(6)	Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the Private Warrants and the entire fee is allocated to the underlying Thayer Class A Common Stock.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A